Exhibit 10.8

Selectica, Inc.

Guarantee Financing Term Sheet

February 9, 2015

Borrower:	Selectica, Inc. (the “Company”).

Lender:	Bridge Bank (the “Lender”).

Guarantors:	Lloyd I. Miller, III and MILFAM II L.P., an affiliate of Mr. Miller (collectively, the “Guarantors”).

Guarantee Amount:	$2 million, or such lesser amount as may be agreed to by the Lender from time to time (the “Guaranteed Loan Amount”).

Guarantee Limitation:	24 months, or as sooner terminated by the Company in its sole discretion, subject to Lender approval.

Guarantee:

To satisfy certain conditions for the Lender to lend additional funds to the Company, the Guarantors will provide the Lender with a limited guarantee of the Guaranteed Loan Amount under the existing credit facility between the Company and the Lender (the “Guarantee”). The parties intend for the Guarantors to be granted a right of subrogation under the definitive Guarantee with respect to the Guaranteed Loan Amount.

Guarantee Fees:

Upon execution of the definitive Guarantee, the Company will pay the Guarantors a commitment fee of $100,000 in cash; provided, however, the Company shall have the option to pay such commitment fee with a payment in kind (PIK) in an amount equal to the greater of (x) 8% of the initial Guaranteed Loan Amount and (y) $100,000. Thereafter, subject to the earlier termination of the Guarantee by the Company, the Company will pay the Guarantors a monthly fee (payable in cash on the first business day of each month, beginning with the first month following the month in which the definitive Guarantee is executed) equal to (i) 1% of the Guaranteed Loan Amount for months (including partial months) 1 through 12 following the date of execution of the Guarantee and (ii) 1.5% of the Guaranteed Loan Amount for months (including partial months) 13 through 24 following the date of execution of the Guarantee; provided, however, that, at the Company’s option, the foregoing monthly fees shall be payable in PIK, provided (a) the Company is not in default on any of its debt, (b) prior written notice of the same is given to the Guarantors at least ten (10) days in advance.

Definitive Agreement:

The definitive agreement to provide the Guarantee shall be prepared by the Company’s or Lender’s legal counsel and shall be mutually acceptable to the Company, the Guarantors and the Lender. Notwithstanding the foregoing, the parties acknowledge and agree that the Guarantors shall not be responsible for any amounts in excess of $2 million, including, without limitation, fees or expenses of the Lender, costs of collection, attorneys’ fees and the like. Further, the Guarantee shall only cover the credit facility existing as of the date of execution, and not any future facility or additional borrowings from the Lender.

Binding Terms:

The terms of this term sheet are legally binding obligations on the parties hereto, subject to the negotiation of and entry into a definitive Guarantee agreement and any related agreements in form mutually acceptable to each of the Guarantors, the Company and the Lender. Except as set forth under “Expenses” below, each party will be responsible for all of its own costs and expenses relating to discussing this term sheet and negotiating and entering into the proposed agreements.

Confidentiality:

No party will make any public announcement of the signing of this term sheet or the transactions contemplated hereby or of the pendency of discussions between the parties or disclose the contents of this term sheet without the consent of the other party hereto (other than to an Investor or its legal and other advisors), except as otherwise required by law; provided, however, that the parties hereby acknowledge that the Company intends to publicly announce the execution of this term sheet on or about February 9, 2015.

Expenses:

Regardless of whether the Guarantee closes, the Company shall reimburse the Guarantors for its reasonable out-of-pocket expenses incurred in connection with the proposed financing (including, but not limited to, the reasonable fees and disbursements of counsel) and the related, simultaneous transactions contemplated between the parties and their affiliates (including, but not limited to, any debt financing or equity investments), in an amount not to exceed $75,000. If closing does not occur, then such expenses shall be paid to the Guarantors not later than five (5) business days following notice by the Company or the Guarantors of their intent not to proceed with the transaction contemplated hereby.

Governing Law:	This term sheet will be governed by and construed in accordance with the laws of New York without regard to the principles of conflicts of law of any jurisdiction.

The foregoing accurately summarizes the understanding and agreement of the parties with respect to the matters covered by this term sheet as of the day and year first above written.

Selectica, Inc.	Lloyd I. Miller, III
By: /s/ Blaine Mathieu	By: /s/ Lloyd I. Miller, III
Name: Blaine Mathieu Title: Chief Executive Officer	Name: Lloyd I. Miller, III Title: Individual
MILFAM II L.P.
By: MILFAM LLC Its: General Partner By: /s/ Lloyd I. Miller, III
Name: Lloyd I. Miller, III Title: Manager

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